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                              NEWS RELEASE
                      CALIFORNIA WATER SERVICE GROUP


1720 North First Street
San Jose, CA 95112-4598
February 13, 1998
98 GO 2

Contact:
Gerald Feeney (408) 451-8216
For Immediate Release




                          CALIFORNIA WATER SERVICE GROUP
                          ADOPTS SHAREHOLDER RIGHTS PLAN


SAN JOSE, Calif. - As part of the overall effort to enhance shareholder value, the Board of Directors of California Water Service Group (Group) adopted a shareholder rights plan (Rights Plan) at their January 28 meeting.

The purpose of the Rights Plan is to provide shareholders with protection in the event of an attempted hostile acquisition of the Group. The Board believes that certain takeover tactics may not be in the best interests of shareholders. These tactics deprive the Board of any real opportunity to
represent the shareholders in negotiations.   The Rights Plan is not intended
to prevent an acquisition, nor to prevent substantial investments in the Group on terms that are favorable and fair to all shareholders. The intention is to encourage a potential acquirer to negotiate with the Board as the shareholders' elected representatives.

The Board did not adopt the Rights Plan in response to any specific acquisition proposal. Instead, the Board concluded that the Rights Plan should be adopted now so it would be in place to protect shareholder interests in the future.
It does not in any way weaken the financial strength of the Group, nor dilute shareholder value.

In connection with adoption of the Rights Plan, one Right is being distributed February 18, 1998 as a dividend to each outstanding share of common stock to shareholders of record as of February 6, 1998. When and if the Right becomes exercisable, each Right entitles the registered holder to purchase from the Group one one-hundredth (1/100th) of a share of Series D Participating Preferred Stock, no par value (Preferred Share), for a purchase price of $120.00. Generally, each one one-hundredth of a Preferred Share will have the same economic and voting rights as one share of common stock.

Initially, no separate Rights certificates will be issued. Instead, the Rights are attached to and trade with the common stock. Regardless of whether stock certificates indicate the Rights are attached, the common stock and Rights trade as a single unit. The Rights will separate from the common stock if a person or group, referred to as an Acquiring Person:

- were to accumulate more than 15% of the Group's outstanding common stock without first presenting an offer to the Board or the Board found an offer not to be fair to all shareholders; or

- 10% or more of the Group's outstanding common stock was held by an Acquiring Person, which the Board deemed to pose a threat of an adverse impact to the Group's shareholders.

Once there is an Acquiring Person, separate Rights certificates would be mailed to common stock shareholders. The Rights certificates alone will then be evidence of the Rights. The Rights certificates will separate from the common stock and trade or be transferred independently.

The Rights are not exercisable until there is an Acquiring Person. If there is an Acquiring Person, all shareholders, except the Acquiring Person, will have the right to receive upon exercise of a Right the number of Group common shares having a market value of two times the exercise price of the Right. In other words, each Right will allow its owner to purchase $240.00 worth of common stock (or equivalent securities, such as the Preferred Shares) for $120.00. For example, if the market price of The Group common stock were $30.00 per share, each Right would entitle its holder to purchase eight shares of common stock (or equivalent securities, such as 1/100th of a preferred share) for $120.00.

Until exercised, a Right confers no voting or other shareholder rights. The Rights have a ten-year life, expiring on February 11, 2008. The Board may redeem the Rights before their expiration date at a price of $0.001 per Right. Redemption of the Rights may occur if the Board determined that an acquisition offer were in the best interests of shareholders. By redeeming the Rights, the Board could, in effect, allow an acquisition offer to proceed.

There is no need for shareholders to make any decisions or take any action regarding the Rights at this time. There is no need for shareholders to exchange their common share certificates. The Rights are not now exercisable and will not be exercisable unless there is an Acquiring Person. Because of the dilutive effect the Rights Plan would have on the shares of an Acquiring Person, the Board does not expect the Rights will separate from the common stock and actually become exercisable. The Right's primary purpose is their deterrent effect on potential aggressive investors.

By adopting the Rights Plan, the Board has expressed its confidence in the Group's future and its determination that shareholders be given every opportunity to participate fully in the Group's future.

California Water Service Group is the parent company of California Water Service Company (Company) and CWS Utility Services. The Company is the largest investor-owned water utility in California and the third largest in the country. Since 1926, the Company has provided Californians with high-quality domestic water service. Its 21 operating districts serve approximately 1.5 million people in 57 California communities.
CWS Utility Services is a new company formed to provide nonregulated water related services. The Group's common stock trades on the New York Stock Exchange under the symbol CWT. Additional information is available at our Web site: www.calwater.com.